  As filed with the Securities and Exchange Commission on ___________ __, 1998
                                                       Registration No. 33-39299

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                             ----------------------


                                 POST-EFFECTIVE

                               AMENDMENT NO. 1

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                   CATERPILLAR FINANCIAL SERVICES CORPORATION
               (EXACT NAME AS SPECIFIED IN REGISTRANT'S CHARTER)


        DELAWARE                              6153                    37-1105865
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                              3322 WEST END AVENUE
                        NASHVILLE, TENNESSEE 37203-1071
                                 (615) 386-5800

       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                              PAUL J. GAETO, ESQ.
                   CATERPILLAR FINANCIAL SERVICES CORPORATION
                              3322 WEST END AVENUE
                        NASHVILLE, TENNESSEE 37203-1071
                                 (615) 386-5800

            (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                    COPY TO:
                              DAVID S. KATZ, ESQ.
                              ORRICK, HERRINGTON &
                                 SUTCLIFFE LLP
                               WASHINGTON HARBOUR
                              3050 K STREET, N.W.
                            WASHINGTON, D.C.  20007
                                 (202) 339-8400

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after this registration statement becomes effective as determined by market conditions.

    If the only securities registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                             ----------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ----------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION DATED ________ __, 1998

PROSPECTUS

                   CATERPILLAR FINANCIAL SERVICES CORPORATION
                                  $100,000,000
                VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

    The Variable Denomination Floating Rate Demand Notes (the "Notes") are being offered and sold by Caterpillar Financial Services Corporation (the "Company"), a wholly owned subsidiary of Caterpillar Inc. ("Caterpillar") through Caterpillar Securities Inc., under the Caterpillar Money Market Account Plan (sometimes referred to herein as the "Caterpillar Money Market Account" or the "Program"). The Program is designed to provide investors (the "Investors") with a convenient means of investing funds directly with the Company, providing liquidity and paying money market interest rates.

    Investments in a Note will be represented by a Program account established for the Investor by or on behalf of the Company, and will not be represented by a certificate. The Company has engaged The Northern Trust Company as the Agent Bank for the Program. The principal amount of each Note will be equal to all investments made by the Investor under the Program, and reinvested interest, less redemptions and fees, if any. The Notes will earn interest at a floating rate to be determined by the Money Market Account Committee on Friday of each week to be effective on the following Monday. Such rate of interest will in any event be greater than the most recent seven-day average yield (non-compounded) for taxable money market funds in the United States as published in IBC's Money Fund Report(R). Interest on the Notes will accrue and be compounded daily. Accrued interest will be automatically reinvested in Notes on the fifteenth day of each month. The Notes will have no stated maturity. Information concerning the Program and the rate of interest currently payable on the Notes may be obtained by calling toll-free 1-800-233-2164 from 7:30 a.m. to 6:00 p.m. Central time Monday through Friday.

    A PROGRAM ACCOUNT IS NOT EQUIVALENT TO A DEPOSIT OR OTHER BANK ACCOUNT AND IS NOT SUBJECT TO THE PROTECTION OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR OTHER INSURANCE. ALL INVESTMENTS IN THE NOTES ARE INVESTMENTS IN THE SECURITIES OF THE COMPANY AND ARE NOT OBLIGATIONS OF OR GUARANTEED BY CATERPILLAR, THE AGENT BANK OR ANY OTHER COMPANY. THE PROGRAM IS NOT SUBJECT TO THE REQUIREMENTS OF THE INVESTMENT COMPANY ACT OF 1940 (INCLUDING DIVERSIFICATION OF INVESTMENTS) OR THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. THE WEEKLY INTEREST RATE PAID ON INVESTMENTS IN THE NOTES MAY NOT PROVIDE A BASIS FOR COMPARISON WITH BANK DEPOSITS OR MONEY MARKET FUNDS, WHICH MAY USE A DIFFERENT METHOD OF CALCULATING YIELD, OR OTHER INVESTMENTS WHICH PAY A FIXED YIELD FOR A STATED PERIOD OF TIME.

    Information with respect to how to invest in the Notes and how to redeem the Notes can be found under "How to Invest" and "How to Redeem." Further information about the Notes can be found under "Description of the Notes." The Program accounts and the Notes represented thereby are nontransferable. The Company may redeem all or part of the Notes at any time. The Company reserves the right to suspend new Investor enrollments in the Program, to withdraw, cancel or modify the offer made hereby or to terminate or suspend the Program at any time. The Company may reject any offer to purchase Notes in whole or in part. Please read this Prospectus and retain it for future reference. The Notes will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company, of which $6.3 billion was outstanding at September 30, 1997.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                 OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

               The date of this Prospectus is __________ __, 1998

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT OR DEALER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE.

                                  ----------

                             AVAILABLE INFORMATION

    Caterpillar Financial Services Corporation and Caterpillar Inc., which owns 100% of the outstanding common stock of the Company, are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith file reports, proxy material (Caterpillar Inc. only) and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy material and other information can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C., as well as Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York, 10048 and copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov. In addition, reports and other information concerning the Company can be inspected at the office of the New York Stock Exchange, and reports, proxy material and other information concerning Caterpillar Inc. can also be inspected at the offices of the New York, Midwest and Pacific Stock Exchanges.

    The Company is not required to deliver an annual report to its security holders pursuant to Section 14 of the 1934 Act, and it currently does not intend to deliver to holders of its debt securities any report that contains financial information relating to the Company that has been examined and reported upon, with an opinion expressed by, an independent accountant. Such information, however, is contained in the Company's Annual Report on Form 10-K that the Company will provide without charge (without exhibits), upon request, to any such security holder.

    This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission and to which reference is hereby made.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following are hereby incorporated by reference herein (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996, (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, (iv) the Company's Quarterly Report on Form 10-Q for the the quarter ended September 30, 1997 and (v) the Company's current report on Form 8-K dated December 17, 1997.

    All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to 3322 West End Avenue, Nashville, Tennessee, 37203-1071, Attention:
Treasurer, (615) 386-5820.

                                  THE COMPANY

    The Company is a wholly owned finance subsidiary of Caterpillar. The Company and its subsidiaries are principally engaged in the business of financing sales and leases of Caterpillar products and non-competitive related equipment through Caterpillar dealers and are also engaged in extending loans to Caterpillar customers and dealers around the world.

    The Company's business is largely dependent upon the ability of Caterpillar dealers to generate sales and leasing activity, the willingness of the customers and the dealers to enter into financing transactions with the Company, and the availability of funds to the Company to finance such transactions. Additionally, the Company's business is affected by changes in market interest rates, which, in turn, are related to general economic conditions, demand for credit, inflation, governmental policies and other factors.

    The Company and Caterpillar have entered into an agreement (the "Support Agreement") which provides, among other things, that Caterpillar will (i) remain, directly or indirectly, the sole owner of the Company, (ii) ensure that the Company will maintain a tangible net worth of at least $20 million, (iii) permit the Company to use (and the Company is required to use) the name "Caterpillar" in the conduct of its business, and (iv) ensure that the Company maintains a ratio of earnings and interest expense (as defined) to interest expense of not less than 1.15 to 1. The Support Agreement provides that it may be modified, amended or terminated by either party; provided, however, that no such modification or amendment which adversely affects the holders of any debt outstanding at the execution thereof and no such termination shall be binding on or in any manner become effective with respect to (i) any then outstanding commercial paper, or (ii) any other debt then outstanding unless approved in writing by the holders of 66 2/3% of the aggregate principal amount of such other debt. See "Description of the Notes--Certain Restrictions" for a description of the Indenture covenant relating to the Support Agreement.

    The obligations of Caterpillar under the Support Agreement are to the Company only and are not directly enforceable by any creditor of the Company nor do they constitute a guarantee by Caterpillar of the payment of any debt or obligation of the Company.

    The Company is a Delaware corporation which was incorporated in 1981 and is the successor to a company formed in 1954. Unless the context otherwise requires, the term "Company" includes its predecessor and subsidiary companies. The principal executive office of the Company is located at 3322 West End Avenue, Nashville, Tennessee, 37203-1071 and its telephone number is: (615) 386-5800.

                                  CATERPILLAR

    Caterpillar, together with its consolidated subsidiary companies, operates in three principal business segments: (a) Machinery -- design, manufacture, and marketing of earthmoving, construction, mining and agricultural machinery, (b) Engines -- design, manufacture, and marketing of engines, and (c) Financial Products -- providing through the Company financing alternatives for Caterpillar and non-competitive related equipment sold through Caterpillar dealers, extending loans to Caterpillar customers and dealers, and providing various forms of insurance for Caterpillar dealers, suppliers and end-users. The Notes are not obligations of or guaranteed by Caterpillar.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Notes offered hereby will be used by the Company for the financing of future sales and leasing transactions, for loans to dealers and customers and for other corporate purposes. The Company expects to incur additional indebtedness in connection with its financing operations. However, the amount, timing and precise nature of such indebtedness have not yet been determined and will depend upon the volume of the Company's business, the availability of credit and general market conditions.

                       RATIOS OF PROFIT TO FIXED CHARGES

    The following table sets forth the ratios of profit to fixed charges for the Company for the years ended December 31, 1992 through 1996 and the period ended September 30, 1997. For purposes of calculating these ratios, profit consists of net income plus taxes based on income and fixed charges. Profit is reduced by the Company's equity in profit of certain partnerships in which the Company participates. Fixed charges consist of interest on borrowed funds (including any amortization of debt discount, premium and issuance expense) and a portion of rentals representing interest.

                                           Period                        Year Ended December 31,
                                           Ended                         ----------------------
                                           September 30,
                                           ------------
                                           1997               1996      1995     1994     1993     1992
                                           ----               ----      ----     ----     ----     ----
 Ratio of profit to fixed charges          1.41x              1.36x    1.34x     1.23x    1.33x    1.28x


                    CATERPILLAR MONEY MARKET ACCOUNT PROGRAM

GENERAL
    The following statements with respect to the Program are summaries of the Caterpillar Money Market Account Plan, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. This summary is subject to the detailed provisions of the Plan, which are controlling. A copy of the Plan may be obtained from the Company, 3322 West End Avenue, Nashville, Tennessee 37203-1071, Attention: Treasurer, (615) 386-5820.

    All investments under the Program are used to purchase Notes. A Note evidencing investments under the Program and interest thereon is issued to each investor upon initial establishment of a Program Account. The principal amount of the Note, plus interest accrued and unpaid thereon, is recorded on a register maintained by the Northern Trust Company (the "Agent Bank"). Accrued interest is available to the Investor when it is reinvested on the 15th day of each month.

    A Program Account is not equivalent to a deposit or other bank account and is not subject to the protection of the Federal Deposit Insurance Corporation or other insurance. Since all funds under the Program will be invested in the securities of a single issuer (the Company), investors will not have the advantage of diversification offered by money funds and will not have the protection provided by the Investment Company Act of 1940. The Program is not subject to the requirements of the Employee Retirement Income Security Act of 1974.

    The mailing address of the principal executive officers of the Company is 3322 West End Avenue, Nashville, Tennessee 37203-1071. The telephone number of such offices is (615) 386-5800.

INVESTORS
    Each Investor must be a citizen of the United States, or, except as provided in applicable Treasury Regulations, a partnership, a corporation incorporated or established in or under the laws of the United States or a Trust or estate that is treated as a United States person under Section 7701 of the Internal Revenue Code (a "United States Person"). All Investors must provide a valid social security number or U.S. federal tax identification number. Program accounts may be established individually or jointly. Accounts may be opened by individuals, corporations, partnerships, firms or associations. In addition, Investors may open custodial and trust accounts. Custodial accounts may be established with the Investor as custodian for his or her minor children under the Uniform Gifts to Minors Act of the state in which the Investor resides. An account may be opened in the name of a trust established for the benefit of an Investor or in the name of a trust established for the benefit of an immediate family member if the Investor is a joint owner of the account with the trust for an immediate family member or is the trustee or co-trustee for such trust. In the case of any trust account, the income of such trust must be subject to U.S. Federal income taxation regardless of its source.

INTEREST RATE
    The Notes will bear interest at a floating rate per annum to be determined by the Money Market Account Committee on Friday of each week (or, if such Friday is not a business day, then the next preceding business day) to be effective on the following Monday. Such rate of interest will in any event be greater than the most recent seven-day average yield (non-compounded) for taxable money market funds in the United States as reported in IBC's Money Fund Report(R)* of Ashland, MA 01746. Rates may vary by Account balance or other factors as determined by the Money Market Account Committee. If in any week the IBC's Money Fund Report(R) is not available or publication of such seven-day average yield is suspended, the minimum interest rate at such time shall be an approximately equivalent rate determined by the Money Market Account Committee.





* IBC's Money Fund Report is a registered trademark of IBC Financial Data, Inc. and is published weekly.

    IBC's Money Fund Report(R) is published weekly and includes reported yields for nearly all taxable money market funds in operation in the United States. The reported yields are obtained from the money market funds themselves and are stated on a consistent simple interest basis (non-compounded) to represent the annualized total yield to the investor, after deducting any management fees and expenses of each of the money market funds. Although Money Fund Report(R) states that the yield information obtained from money market funds is screened by the publisher, no guarantee of the accuracy of the information contained in IBC's Money Fund Report(R) is made by the Company.

    The rate of interest paid for any given period on the Notes is not an indication or representation of future rates. Interest on the Notes will accrue daily and be compounded daily, based on a 365-day year. Accrued interest will be automatically reinvested in the Notes on the fifteenth day of each month and thereafter will begin to earn interest. For information on the current interest rate being paid by investments in the Notes, call toll-free 1-800-233-2164 from 7:30 a.m. to 6:00 p.m. Central time Monday through Friday.

HOW TO INVEST
    Investors may open a Program account by completing the Application accompanying this Prospectus and forwarding the Application with the return envelope or by writing to the Caterpillar Money Market Account, P.O. Box 75956, Chicago, Illinois 60675-5956. To open an account, an Investor must select at least one of the Primary Investment Options and follow the procedures described below. Additional investments may be made by any of the Investment Options described below. All investments must be made in U.S. dollars. The minimum initial investment is $250.00. However, if an account is first opened with a payroll or pension deduction, then the initial investment is $50.00 each month until the minimum required account balance of $250.00 is attained. Once the required balance of $250.00 is attained, then the account holder agrees to maintain a minimum of at least $250.00 in the account at all times or subject the account to possible closure.

    Funds will be available for redemption on the date an investment is credited to a Program account, except for investments by personal, cashier's, corporate or other checks, which will be available for redemption after 10 business days from the date the check is credited to a Program account, or such shorter time as shall be determined from time to time by the Money Market Account Committee. For information on making investments, other questions and account information, call toll-free 1-800-233-2164 from 7:30 a.m. to 6:00 p.m. Central time Monday through Friday.

PRIMARY INVESTMENT OPTIONS:

                                                                             DATE INVESTMENT CREDITED
         INVESTMENT OPTION                    PROCEDURES                         TO PROGRAM ACCOUNT
 -------------------------------    ------------------------------    ---------------------------------------

 PERSONAL, CASHIER'S, CORPORATE
 AND OTHER CHECKS                   The completed Application         Investments by check will be credited
 All Investors may use this         should be accompanied by a        and interest will begin to accrue on
 Investment Option.  THE INITIAL    check in an amount of $250 or     the first business day following
 INVESTMENT MAY BE IN ANY AMOUNT    more.  Additional investments     receipt if received prior to 8:00 a.m.
 OF $250 OR MORE.  ADDITIONAL       in an amount of $50 or more       Central time and on the second business
 INVESTMENTS MAY BE IN ANY          must be accompanied by the        day following receipt if received after
 AMOUNT OF $50 OR MORE.             deposit stub provided with the    8:00 a.m. Central time by the Agent
                                    monthly account statement or      Bank in proper form.  Checks are
                                    provided with investment          accepted subject to collection at full
                                    confirmation advices.  ALL        face value in U.S. funds and must be
                                    CHECKS SHOULD BE MADE PAYABLE     drawn in U.S. dollars on a bank in the
                                    TO CATERPILLAR MONEY MARKET       U.S.  INVESTMENTS MADE BY CHECK MAY BE
                                    ACCOUNT IN U.S. DOLLARS AND       REDEEMED AFTER 10 BUSINESS DAYS OR SUCH
                                    DRAWN ON A U.S. BANK.             SHORTER TIME AS SHALL BE DETERMINED
                                                                      FROM TIME TO TIME BY THE MONEY MARKET
                                                                      ACCOUNT COMMITTEE.
 WIRE TRANSFER
 All Investors may use this         Before an account can be          Investments made by Federal Funds wired
 Investment Option.  THE INITIAL    opened, the Investor must         to the Agent Bank will be credited as
 INVESTMENT MAY BE IN ANY AMOUNT    obtain an account number by       of, and interest will begin to accrue,
 OF $1,000 OR MORE.                 calling the Agent Bank toll       no later than the next business day
 ADDITIONAL INVESTMENTS MAY BE      free at 1-800-233-2164 from       following receipt of funds by the Agent
 IN ANY AMOUNT OF $1,000 OR         7:30 a.m. to 6:00 p.m. Central    Bank, except that if wired funds are
 MORE.                              time Monday through Friday to     received by 1:00 p.m. Central time the
 This Investment Option permits     advise them of the wire           funds will be credited to the account
 the Investor to make               investment, at which time the     and begin accruing interest the same
 investments by wire transfer of    Agent Bank will provide wire      day.  Wiring funds other than Federal
 Federal Funds to his or her        transfer instructions.  The       Funds to the Agent Bank may result in a
 Program account.  Federal Funds    Agent Bank will send the          delay in crediting the wire investment
 are a commercial bank's deposit    Investor an Application which     to the Investor's Program account.
 in a Federal Reserve Bank and      must be completed.  The           Neither the Company nor the Agent Bank
 can be transferred on the same     completed Application should      will be responsible for delays in the
 day from one bank which is a       specify transfer by "Wire."       funds wiring system.
 member of the Federal Reserve
 System to another bank which is
 also a member of the System.

                                                                             DATE INVESTMENT CREDITED
        INVESTMENT OPTION                     PROCEDURES                        TO PROGRAM ACCOUNT
 ------------------------------     -------------------------------   ------------------------------------

 PAYROLL OR PENSION DEDUCTION
 Unless otherwise determined
 from time to time by the Money     The completed Application         Investments by Payroll or Pension
 Market Account Committee, only     should specify "Payroll           Deduction will be credited as of and
 employees of Caterpillar and       Deduction" or "Pension            interest will begin to accrue on the
 its United States ("U.S.")         Deduction." The Investor should   applicable payday.
 subsidiaries (including            complete the Caterpillar Money
 full-time and part-time            Market Automatic Investment
 employees, employees on leave      Authorization form and submit
 of absence and employees on        it along with the Application.
 medical disability), retirees      An Investor may change or
 receiving retirement benefits      terminate investments by
 from Caterpillar or any of its     Payroll or Pension Deduction by
 U.S. subsidiaries, to the          providing written instructions
 extent they are currently paid     (signed by  the payroll or
 through a Caterpillar payroll      pension recipient) to the
 or pension system may use this     Caterpillar Money Market
 Investment Option.  Investments    Account, P.O. Box 75956,
 by Payroll or Pension Deduction    Chicago, Ill. 60675-5956.
 may be made only to one Program    Changes or terminations of
 account.  In addition,             investments by Payroll or
 Investors who invest by payroll    Pension Deduction will be
 or pension deduction may have      effective as soon as
 only one account in the Program    practicable after receipt of
 which is identified by the same    such instructions.
 social security number.  THE
 MINIMUM INVESTMENT IS $50 A
 MONTH, FOR PAYROLL OR PENSION
 DEDUCTION.  Investments by
 Payroll or Pension Deduction
 will begin as soon as
 practicable (usually within 4
 to 7 weeks).

OTHER INVESTMENT OPTIONS:

    ALL INVESTORS ARE ELIGIBLE FOR THE FOLLOWING INVESTMENT OPTIONS. THESE INVESTMENT OPTIONS MAY NOT BE USED TO MAKE THE INITIAL INVESTMENT IN OPENING A PROGRAM ACCOUNT.

                                                                                DATE INVESTMENT CREDITED
           INVESTMENT OPTION                      PROCEDURES                        TO PROGRAM ACCOUNT
 ---------------------------------    ---------------------------------    --------------------------------

 AUTOMATIC CHECKING ACCOUNT
 WITHDRAWAL
 This Investment Option permits       Call the Agent Bank toll free        Checks for monthly investments
 the Investor to make automatic       1-800-233-2164 from 7:30 a.m. to     will be presented for payment on
 monthly investments in the           6:00 p.m. Central time Monday        approximately the 18th day of
 Program account.  INVESTMENTS MAY    through Friday for an Automatic      each month.  Investments will be
 BE MADE IN ANY AMOUNT OF $50 OR      Investment Authorization form.       credited and interest will begin
 MORE.  The Agent Bank will draw      Complete the form and return it      to accrue on the first business
 automatically against the            to the Agent Bank together with a    day following presentation of
 Investor's checking account at a     voided check as described in the     such draft by the Agent Bank.
 specified U.S. bank.                 Application.  An Investor may        All such investments are accepted
                                      change or terminate investments      subject to collection at full
                                      by Automatic Charge at any time      face value in U.S. funds.
                                      by providing notice in writing to    Redemption is available after
                                      the Agent Bank.  Such notice will    five business days.
                                      be effective as soon as
                                      practicable after receipt thereof
                                      by the Agent Bank.

 AUTOMATIC SOCIAL SECURITY DEPOSIT
 This Investment Option is used to
 deposit an Investor's entire         Contact your local Social            Automatic investments will be
 Social Security payment.             Security office or other payor       credited, and interest will begin
                                      organization for the required        to accrue according to the
                                      form.  Complete the form and         provisions for checks or wire
                                      return it to the Agent Bank.         transfers above, as applicable.
                                      Investors may terminate the Agent    Redemption is available after
                                      Bank's authority to receive their    five business days.
                                      Social Security or other payments
                                      at any time by providing notice
                                      in writing to the issuer of such
                                      payments and to the Agent Bank.

HOW TO REDEEM

    An Investor may redeem all or any part of his or her account at any time without charges or penalties as more fully described below. AN INVESTOR MAY CLOSE THE ACCOUNT AND TERMINATE PARTICIPATION IN THE PROGRAM ONLY BY USE OF THE WRITTEN REDEMPTION OPTION. In such event, the principal amount of the Note with respect to each Program account, together with accrued and unpaid interest, will be redeemed and the proceeds distributed in accordance with the procedures set forth below under Written Redemption. Requests for redemption should not be made to the Company or Caterpillar or its subsidiaries. If the amount to be redeemed represents an investment made by check, the redemption request will not be honored until after ten business days from the receipt of such investment check or such shorter time as shall be determined from time to time by the Money Market Account Committee or after five business days if investment was made by automatic withdrawal from an account or automatic social security deposit. Investors who need more immediate access to their funds may avoid this delay by investing under the Program through one of the other available means of investment. Investors liquidating their holdings and closing their accounts will receive all accrued and unpaid interest. Such redemption checks will only be sent to the Account's registered owner at the address of record. For further information on redeeming investments or closing accounts call toll-free 1-800-233-2164 from 7:30 a.m. to 6:00 p.m. Central time Monday through Friday or write to Caterpillar Money Market Account at P.O. Box 75956, Chicago, Illinois 60675-5956.

                                                                                           DATE OF
                                                                                       REDEMPTION/DATE
                                                                                       INTEREST CEASES
           REDEMPTION OPTION                          PROCEDURES                           TO ACCRUE
 -----------------------------------    -------------------------------------    ----------------------------

 CHECK WRITING
 Investors will be provided with a      THE INVESTOR MUST SELECT THE CHECK       Redemption will be made on
 supply of redemption checks free of    WRITING OPTION ON THE APPLICATION TO     the date the redemption
 charge.  For the Investor's            RECEIVE REDEMPTION CHECKS.  If the       check is presented to the
 protection, only checks provided by    Investor's Program account is a joint    Agent Bank for payment.  The
 the Caterpillar Money Market           account, the Investor may choose to      amount of the Note to be
 Account will be accepted for           have one or both signatures required     redeemed will continue to
 redemption.  Investors may make        on the redemption checks.  Investors     accrue interest to, but not
 redemption checks payable to the       may order additional redemption          including, the day the
 order of anyone in the amount of       checks by using the reorder form in      redemption check is
 $250 or more.  A $10 SERVICE FEE       their current checkbooks.  Redemption    presented for payment.
 WILL BE DEBITED DIRECTLY FROM THE      Checks will be sent only to the
 INVESTOR'S ACCOUNT FOR ANY CHECKS      registered owner(s) of the Program
 WRITTEN FOR LESS THAN $250.  The       account and only to the address of
 payee of a redemption check may        record.  The election of the Check
 cash or deposit the check like any     Writing option does not create a
 personal check drawn on a bank.  If    checking or other bank account or a
 the amount of a redemption check is    depositor or banking relationship
 greater than the balance in the        with the Agent Bank or the Company.
 Investor's Program account, the
 check will not be honored and will
 be returned to the Investor by the
 Agent Bank.  See "Fees" for a
 discussion of certain fees in
 connection with the Check
 Redemption option.

 WRITTEN REDEMPTION                     WRITTEN REDEMPTION IS AVAILABLE TO       The Agent Bank will mail a
 The Investor may redeem investments    ALL INVESTORS AND DOES NOT REQUIRE       check representing the
 in his or her account at any time      ANY SELECTION ON THE APPLICATION.  A     redemption proceeds no later
 by writing to the Agent Bank and       check will be sent only to the           than the next business day
 requesting redemption. In the case     registered account address designated    following receipt of the
 of joint accounts, all account         in the Application.                      request in proper form, and
 holders must sign the redemption                                                interest will accrue to, but
 request.  Redemptions will be by                                                not including, such next
 check, in the amount of $250 or                                                 business day.
 more, or the balance of the
 account, whichever is less.

                                                                                           DATE OF
                                                                                       REDEMPTION/DATE
                                                                                       INTEREST CEASES
           REDEMPTION OPTION                          PROCEDURES                           TO ACCRUE
 -----------------------------------    -------------------------------------    ----------------------------

 TELEPHONE REDEMPTION
 By use of the Telephone Redemption     THE INVESTOR MUST SELECT THE             Redemption proceeds will be
 option, the Investor authorizes the    TELEPHONE REDEMPTION OPTION ON THE       wired to the predesignated
 Agent Bank to act on telephone         APPLICATION.  Requests for redemption    bank account or a check
 instructions to have redemption        may be made by calling 1-800-233-2164    representing the redemption
 proceeds paid by check or wire         from 7:30 a.m. to 6:00 p.m. Central      proceeds will be mailed to
 transfer.  The Agent Bank's records    time Monday through Friday.  Check       the registered account
 of the telephonic instructions are     redemptions will be sent only to the     address, no later than the
 binding.  Neither the Company nor      registered account address designated    next business day following
 the Agent Bank will be responsible     on the Application.  Wire redemption     receipt of the redemption
 for the authenticity of telephone      instructions must indicate               request and interest will
 redemption requests.  THE MINIMUM      Caterpillar Money Market Account, the    accrue to, but not
 AMOUNT THAT MAY BE REDEEMED BY         Program account number, the social       including, the day of your
 TELEPHONE REDEMPTION IS $250 FOR       security number or taxpayer              request.
 CHECKS AND $1,000 FOR WIRE             identification number and the name of
 TRANSFERS.                             the registered owner submitting the
                                        wire redemption request.  WIRE
                                        REDEMPTION PROCEEDS WILL BE WIRED
                                        ONLY TO THE U.S. BANK ACCOUNT
                                        DESIGNATED BY THE INVESTOR ON THE
                                        APPLICATION.  The predesignated bank
                                        and account number may be changed
                                        only upon written request to the
                                        Agent Bank with the signature of each
                                        registered owner (including joint
                                        owners) of the Program account.
                                        Neither the Agent Bank nor the
                                        Company will be responsible for
                                        delays in the fund wiring system.  If
                                        the predesignated bank is not a
                                        member of the Federal Reserve System,
                                        there may be a delay in crediting the
                                        funds to the predesignated bank
                                        account.

                                                                                           DATE OF
                                                                                       REDEMPTION/DATE
                                                                                       INTEREST CEASES
           REDEMPTION OPTION                          PROCEDURES                           TO ACCRUE
 -----------------------------------    -----------------------------------      ----------------------------

 AUTOMATIC REDEMPTION
 By specifying Automatic Redemption     The Investor must select the             Redemption will be on the
 on the Application an Investor may     Automatic Redemption feature on the      16th business day of each
 elect to redeem a specified part of    Application.                             month or the first business
 the Note on a monthly or quarterly                                              day thereafter.  A check
 basis.  ONLY INVESTORS WITH ACCOUNT                                             payable in the amount
 BALANCES WHICH ARE AND WILL REMAIN                                              specified in the Application
 IN EXCESS OF $10,000 ARE ELIGIBLE                                               will be sent to the address
 FOR THIS REDEMPTION OPTION.  Each                                               specified on the Investor's
 redemption must be for a minimum                                                Application.  Interest will
 amount of $250.                                                                 accrue to, but not
                                                                                 including, the day of
                                                                                 redemption.


FEES
    There are no account maintenance fees or charges for checks or check redemptions. Fees for checks returned due to insufficient funds, stop payment requests, wire redemption and other special services will be debited directly from the Investor's account. A $10 SERVICE FEE WILL BE DEBITED DIRECTLY FROM THE INVESTOR'S ACCOUNT FOR ANY CHECKS WRITTEN FOR LESS THAN $250.

ACCOUNT STATEMENTS
    The Agent Bank will send an account statement to each Investor on approximately the 15th of every month showing a summary of all the transactions made to the Investor's account during the previous month, including the beginning balance, all investments and redemptions, all interest earned, as well as any relevant fees or charges. In addition, redemption checks on which payment has been made will be returned monthly to the Investor; the check number and amount of each such check will be indicated on the monthly account statement. This procedure is subject to change at the discretion of the Money Market Account Committee.

    Current Program account information can be obtained by calling toll-free 1-800-233-2164 from 7:30 a.m. to 6:00 p.m. Central time Monday through Friday or by writing Caterpillar Money Market Account, P.O. Box 75956, Chicago, Illinois 60675-5956. Account information will be furnished only if the Investor has specified the name, address, Program account number, and social security or taxpayer identification number of the account's registered owner.

TAXES
    The following is a general summary of the U.S. Federal income tax consequences to Investors in the Notes. The discussion addresses only the income tax consequences to Investors in the Notes who are individuals and are citizens of the United States or resident alien individuals for Federal income tax purposes. Investors in the Notes and persons considering the investment in Notes should consult their own tax advisors concerning the application of United States Federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

    The Program is not qualified under Section 401(a) of the Internal Revenue Code. All interest credited to the Notes under the Program in any taxable year is reportable by the Investor as taxable income for Federal income tax purposes. Early in each year the Agent Bank will provide to each Investor the full amount reportable as taxable income for the previous year. The Agent Bank also will file tax information returns as required by law. Interest credited to the Notes also may be subject to state and local income taxes.

MONEY MARKET ACCOUNT COMMITTEE
    The Money Market Account Committee has the full power and authority to amend the Program to the extent described below under "Termination, Suspension or Modification," to interpret its provisions, to adopt rules and regulations in connection therewith, and to make certain determinations in accordance with the Program, including setting the rates of interest to be paid on the Notes in accordance with the Program.

    The Money Market Account Committee shall consist of at least three persons designated from time to time by the Company's Board of Directors. The President of the Company may from time to time designate an alternate for each member, who shall have full power to act in the absence or inability to act of such member. The address of each member of the Money Market Account Committee is 3322 West End Avenue, Nashville, Tennessee, 37203-1071. The members of the Money Market Account Committee receive no additional compensation for Committee services.

                                   AGENT BANK

    The Company has engaged The Northern Trust Company as the Agent Bank for the Program. Services to be performed by the Agent Bank include: maintenance of records of Program accounts; receipt of funds being invested in Notes and disbursement of funds upon redemption of Notes; transaction processing and accounting; preparation of Program account statements and other correspondence; investor servicing; maintenance of records of the principal balance of Notes outstanding under the Program; computation and maintenance of records of the accrual and reinvestment of interest; and required tax reporting and filings with proper authorities. For these services, the Company will pay the Agent Bank an administrative fee.

                            DESCRIPTION OF THE NOTES

    The Notes are to be issued under an Indenture (the "Indenture") dated as of July 15 1991, between the Company and First Trust National Association (as successor to Bank of America Illinois, formerly known as Continental Bank, National Association), as Trustee. The statements under this caption relating to the Notes and the Indenture are summaries and do not purport to be complete. Such summaries make use of terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture and the cited provisions thereof, a copy of which is filed as an exhibit to the Registration Statement.

GENERAL
    The Notes will be issuable in any amount and will mature on the demand of the Investor. The Notes are unsecured and will rank equally and ratably with all other unsecured and non-subordinated debt of the Company. All investments in the Notes are investments in the securities of the Company and are not obligations of or guaranteed by Caterpillar, the Agent Bank or any other company. The Indenture does not limit the principal amount of the Notes or any other debt of the Company that may be issued. The Notes will be identical except for their issue date and principal amount. The Notes will not be subject to any sinking fund and will be redeemable at the option of the holder thereof as described in this Prospectus.

    The Notes will be issued in uncertificated form and Investors will not receive any certificate or other instrument evidencing the Company's indebtedness. In accordance with the provisions of the Program, all funds invested in Notes, together with interest accrued thereon, and redemptions, if any, will be recorded on a register maintained by the Agent Bank.

OPTIONAL REDEMPTION BY THE COMPANY
    The Company may redeem, at any time at its option, all or any part of the Notes. Any partial redemption of Notes will be effected by lot or pro rata or by any other method that is deemed fair and appropriate by the Trustee. (Section 301)

    Because of the relatively high cost of maintaining small accounts, the Company reserves the right to close any account with a current balance of less than $250. The account will be closed by redeeming the principal amount of the Note, together with accrued and unpaid interest, and mailing the proceeds to the registered address. The Investor will be notified if a Program account is to be closed and will be permitted 30 days within which to make additional investments to increase the balance to at least $250 before the account is closed. (Section 304)

    The Company also may redeem the principal amount of the Note, together with accrued and unpaid interest thereon, in any Program account where the account holder is not eligible to participate in the Program. (Section 305)

    The Company will give at least 30 days prior written notice to an Investor whose Note is to be redeemed in whole or in part. The full or partial Note being redeemed, plus accrued and unpaid interest thereon to the date of redemption, will be paid by check to the registered holder of the Note. Interest on the redeemed amount shall cease to accrue on and after the effective date of redemption. (Sections 302 and 303)

CERTAIN RESTRICTIONS
    Support Agreement. The Indenture provides that the Company (i) will observe and perform in all material respects all covenants or agreements of the Company contained in the Support Agreement; (ii) to the extent possible, will cause Caterpillar to observe and perform in all material respects all covenants or agreements of Caterpillar contained in the Support Agreement; and (iii) will not waive compliance under, amend in any material respect, or terminate the Support Agreement; provided, however, that the Support Agreement may be amended if such amendments would not have a material adverse effect on the holders of any outstanding Notes or if the holders of at least 66 2/3% in principal amount of the outstanding Notes so affected (excluding from the amount so outstanding and from such holders, the holders of such Notes who are not so affected) shall waive compliance with these provisions insofar as they relate to such amendment. (Section 1004)

    Restrictions on Liens and Encumbrances. The Company will not create, assume or guarantee any Secured Debt (as defined below) without making effective provision for securing the Notes (and, if the Company shall so determine, any other indebtedness of or guaranteed by the Company), equally and ratably with such Secured Debt. The term "Secured Debt" shall mean indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on any property of any character of the Company. This covenant does not apply to debt secured by (i) certain mortgages, pledges, liens, security interest or encumbrances in connection with the acquisition, construction or improvement of any fixed asset or other physical or real property by the Company, (ii) mortgages, pledges, liens, security interests or encumbrances on property existing at the time of acquisition thereof, whether or not assumed by the Company, (iii) mortgages, pledges, liens, security interests or encumbrances on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company, (iv) mortgages, including mortgages, pledges, liens, security interests or encumbrances, on property of the Company in favor of the United States of America, any State thereof, or any other country, or any agency, instrumentality or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such mortgages, (v) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage, pledge, lien or encumbrance referred to in the foregoing clauses (i) to (iv), inclusive, or (vi) any mortgage, pledge, lien, security interest, or encumbrance securing indebtedness owing by the Company to one or more wholly owned Subsidiaries. Notwithstanding the above, the Company may, without securing the Notes, create, assume or guarantee Secured Debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of all Secured Debt then outstanding (not including Secured Debt permitted under the foregoing exceptions) at such time does not exceed 5% of Consolidated Net Tangible Assets. (Sections 101 and 1005)

    The Indenture provides that no consolidation or merger of the Company and no sale, conveyance or lease of the property of the Company, substantially as an entirety, shall be made with or to another corporation if as a result thereof any properties or assets of the Company would become subject to a lien or mortgage not permitted by the terms of the Indenture unless effective provision shall be made to secure the Notes equally and ratably with (or prior to) all indebtedness thereby secured. (Section 801)

    The term "Consolidated Net Tangible Assets" shall mean as of any particular time the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any such liability that by its terms is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, trade names, unamortized debt discount and expense and other like intangibles, all as shown in the most recent consolidated financial statements of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles. The term "Subsidiary" means any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect directors is owned directly or indirectly by the Company or by one or more other corporations more than 50% of such stock of which is similarly owned or controlled. (Section 101)

THE TRUSTEE
    The Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. (Section 613) In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under the Indenture it is a creditor of the Company.

    First Trust National Association (as successor to Bank of America Illinois, formerly known as Continental Bank, National Association), the Trustee under the Indenture, maintains a banking relationship with the Company and Caterpillar.

EVENTS OF DEFAULT AND NOTICE THEREOF
    The following events are defined in the Indenture as "Events of Default" with respect to the Notes: (a) failure to pay any or all the principal of or interest on any Note when due, provided that the Trustee may determine that such failure to pay shall not be deemed to be an Event of Default under various circumstances, such as when the person demanding payment is not legally entitled thereto or upon the occurrence of an administrative error; (b) default in the performance, or breach, of any term or provision of the covenant described under "Certain Restrictions-Support Agreement;" (c) failure to perform any other covenant of the Company in the Indenture, continued for 60 days after written notice given to the

Company by the Trustee or the holders of at least 25% in principal amount of the Notes outstanding; (d) Caterpillar or one of its wholly owned subsidiaries shall at any time fail to own all of the issued and outstanding shares of the capital stock of the Company; (e) default in payment of principal in excess of $10,000,000 or acceleration of any indebtedness for money borrowed in excess of $10,000,000 by the Company (including a default with respect to debt securities other than the Notes), if such indebtedness has not been discharged or become no longer due and payable or such acceleration has not been rescinded or annulled, within 10 days after written notice given to the Company by the Trustee or the holders of at least 10% in principal amount of the outstanding Notes; (f) certain events in bankruptcy, insolvency or reorganization of the Company; and (g) certain events in bankruptcy, insolvency or reorganization of Caterpillar or one of its subsidiaries if such event affects any significant part of the assets of the Company or any of its subsidiaries. (Section 501)

    If an Event of Default with respect to the Notes at the time outstanding shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of all Notes to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding Notes may rescind and annul such declaration and its consequences. (Section 502)

    The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to the Notes, shall give to the holders of the Notes notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of default in the payment of principal of or interest, if any, on any Notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of Notes. (Section 602)

    The Company will be required to furnish to the Trustee annually a statement by certain officers of the Company to the effect that to their knowledge the Company is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. (Section 1006)

    The holders of a majority in principal amount of the outstanding Notes affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, exercising any trust or power conferred on the Trustee with respect to the Notes, and to waive certain defaults. (Sections 512 and 513)

    The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 601) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Notes unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 603)

MODIFICATION OF THE INDENTURE
    Modifications and amendments of the Indenture may be made by the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding Notes issued under the Indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without a consent of each holder of such Notes affected thereby (1) change the character of the Notes from being payable on demand or reduce the principal amount of any Note; (2) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Note; (3) reduce the above-stated percentage of holders of Notes necessary to modify or amend the Indenture; or (4) modify the foregoing requirements or reduce the percentage of outstanding

Notes necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

                    TERMINATION, SUSPENSION OR MODIFICATION

    The Company expects that the Program will continue in the foreseeable future, but the Company reserves the right at any time to terminate, to suspend or from time to time to modify the Program in part, in its entirety or in respect of Investors located in one or more states or other jurisdictions or to suspend new Investor enrollments in the Program. The Company reserves the right to modify, suspend or terminate any of the Investment Options and Redemption Options described under "How to Invest" and "How to Redeem." No termination, modification or suspension may affect the right of any Investor unless such proposed action shall have been communicated to such Investor in sufficient time prior to the effective date thereof to allow such Investor to redeem amounts credited to his or her account together with accrued and unpaid interest in accordance with the terms of the Program in effect prior to the effective date of such termination, modification or suspension. Any modification that affects the rights or duties of the Trustee may be made only with the consent of the Trustee.

               RIGHTS MAY NOT BE ASSIGNED, TRANSFERRED OR PLEDGED

    Except for redemptions, and except for the right to debit amounts credited in error to a Program account, there is no provision in the Program, in the Indenture or in the Company's arrangements with the Agent Bank under which any person has or may create any lien on amounts credited to an Investor's Program account. An Investor may not assign, transfer or pledge rights under the Program or amounts in his or her Program account, except upon redemption.

                              PLAN OF DISTRIBUTION

    The Notes are offered on a continuing basis through Caterpillar Securities Inc. ("CSI"), a wholly owned subsidiary of Caterpillar Investment Management Ltd. No commissions will be paid to CSI for any sales resulting from its efforts although CSI will be paid an administrative fee by the Company for its services. This offering of Notes is being made pursuant to the provisions of the Bylaws of the National Association of Securities Dealers, Inc. The Company also may from time to time sell Notes directly or designate other agents through whom Notes may be offered. The Company reserves the right to withdraw, cancel or modify the offer to purchase Notes at any time. The Company has the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part.

                               VALIDITY OF NOTES

    The validity of the Notes will be passed upon by Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, California, 94111, counsel for the Company.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

              CATERPILLAR MONEY MARKET ACCOUNT
                       P.O, BOX 75956
                CHICAGO, ILLINOIS  60675-5956




       Sales Literature, Questions and
       Account Information   1-800-233-2164                              CATERPILLAR(R)
                                                                         -----------   ---------------------
                       ---------------                                   MONEY MARKET ACCOUNT
                                                                         A Caterpillar Financial Services Investment

                      TABLE OF CONTENTS                                  Distributed by Caterpillar Securities Inc.
                                                                         a registered broker-dealer.
                                                       Page
                                                       ----
 Available Information . . . . . . . . . . . . . .                       Prospectus
 Document incorporated by Reference  . . . . . . .                       ----------
 The Company . . . . . . . . . . . . . . . . . . .                       _____, 1998
 Caterpillar Money Market Account Program  . . . .
   Eligible Investors  . . . . . . . . . . . . . .
   Interest Rate . . . . . . . . . . . . . . . . .
   How to Invest . . . . . . . . . . . . . . . . .
   How to Redeem . . . . . . . . . . . . . . . . .
   Fees  . . . . . . . . . . . . . . . . . . . . .
   Account Statements  . . . . . . . . . . . . . .
   Taxes . . . . . . . . . . . . . . . . . . . . .
   Money Market Account Continue . . . . . . . . .
 Agent Bank  . . . . . . . . . . . . . . . . . . .
 Use of Proceeds . . . . . . . . . . . . . . . . .
 Ratios of Profit to Fixed Charges . . . . . . . .
 Description of the Notes  . . . . . . . . . . . .
 Rights May Not be Assigned, Transferred
   or Pledged  . . . . . . . . . . . . . . . . . .
 Plan of Distribution  . . . . . . . . . . . . . .
 Validity of Notes . . . . . . . . . . . . . . . .
 Experts . . . . . . . . . . . . . . . . . . . . .





                                                                               CATERPILLAR FINANCIAL
                                                                               SERVICES CORPORATION

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is an itemized statement of expenses of the Company in connection with the issue of the Notes:


     Registration fee   . . . . . . . . . . . . . . . . . $        25,000
     Fees and expenses of Agent   . . . . . . . . . . . . .       200,000
     Fees and expenses of Trustee   . . . . . . . . . . . .        13,750
     Printing expenses  . . . . . . . . . . . . . . . . . .        50,000
     Accountants' fees and expenses   . . . . . . . . . . .         5,000
     Counsel fees and expenses  . . . . . . . . . . . . . .        60,000
     Blue Sky qualification   . . . . . . . . . . . . . . .        90,000
     Miscellaneous  . . . . . . . . . . . . . . . . . . . .         6,250

                                                                  -------
                 Total  . . . . . . . . . . . . . . . . . $       450,000
                                                                  =======

     All except the first of the foregoing amounts are estimates.

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware Corporation law authorizes indemnification of officers and Directors of the Company under certain circumstances.

     Insurance carried by Caterpillar provides (within limits and subject to certain exclusions) for reimbursement of amounts which (a) Caterpillar or the Company may be required or permitted to pay as indemnities to the Company's Directors or officers for claims made against them, and (b) individual Directors, officers and certain employees of the company may become legally obligated to pay as the result of acts committed by them while acting in their corporate or fiduciary capacities.

     The Caterpillar Money Market Plan provides for the indemnification of officers and Directors of the Company under certain circumstances.

ITEM 16. EXHIBITS.

 EXHIBIT      EXHIBIT
 NUMBER
 1            Caterpillar Money Market Plan (incorporated by reference to
              Exhibit 1 to the Company's Registration Statement on Form S-3,
              No. 33-39299)

 4.1 Form of Indenture (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3, No. 33-39299)

 4.2          Support Agreement, dated as of December 21, 1984, between the
              Company and Caterpillar (incorporated by reference to Exhibit 4.2 to the Company's Form 10, as amended, Commission File No.
              0-13295).

 5 Opinion of Orrick, Herrington & Sutcliffe LLP, as to the validity of the Notes (incorporated by reference to Exhibit 5 to the Company's Registration Statement or Form S-3, No.33-39299).

 12           Computation of Ratios of Profit to Fixed Charges of the Company
              (incorporated by reference to the Company's Form 10-Q for the period ended September 30, 1997).

 23.1         Consent of Price Waterhouse LLP.

 23.2         The consent of Orrick, Herrington & Sutcliffe LLP is contained in their opinion filed as Exhibit 5 to this Registration Statement.
 24           Powers of Attorney of Directors and Officers of the Company.

 25           Form T-1 Statement of Eligibility and Qualification of
              Continental Bank, National Association (incorporated by reference to Exhibit 26 to the Company's Registration Statement on Form
              S-3, No. 33-39299)

ITEM 17.   UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement, or any material change to such information in the registration statement;

Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 17th day of February, 1998.

                                     CATERPILLAR FINANCIAL SERVICES CORPORATION
                                                      (Registrant)


                                     By:   /S/ PAUL J. GAETO
                                           ------------------------------------
                                           Paul J. Gaeto, Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been duly signed below by the following persons in the capacities indicated on the 17th day of February 1998.


         Signature                                       Title
         ---------                                       -----


   /s/:  JAMES S. BEARD                        President, Director and
   -------------------------                  Principal Executive Officer
         James S. Beard


  /s/:   J.R. ENGLISH                            Executive Vice President
  --------------------------                           and Director
         J.R. English


  /s/:   JAMES W. OWENS                                  Director
  --------------------------
         James W. Owens


  /s/:   KENNETH C. SPRINGER                            Controller
  --------------------------                and Principal Accounting Officer
         Kenneth C. Springer


  /s/:   EDWARD J. SCOTT                                Treasurer
  ---------------------------                and Principal Financial Officer
         Edward J. Scott


By  /s/:  PAUL J. GAETO
    -------------------------------
    Paul J. Gaeto, Attorney-in-Fact

                                 EXHIBIT INDEX


    Exhibit Number    Exhibit
    --------------    -------
          1           Caterpillar Money Market Plan (incorporated by reference
                      to Exhibit 1 to the Company's Registration Statement on
                      Form S-3, No. 33-39299).

         4.1 Form of indenture, to be dated as of April 1, 1991, between the Company and Continental Bank, National
                      Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on
                      Form S-3, No. 33-39299.)

         4.2 Support Agreement, dated as of December 21, 1984, between the Company and Caterpillar (incorporated by reference from Exhibit 4.2 to the Company's Form 10, as amended.
                      Commission File No. 0-13295).

          5 Opinion of Orrick, Herrington & Sutcliffe LLP, as to the validity of the Notes (incorporated by reference to Exhibit 5 to the Company's Registration Statement or Form
                      S-3, No. 33-39299).

         12           Computation of Ratios of Profit to Fixed Charges of the
                      Company (incorporated by reference to the Company's
                      Form 10-Q for the period ended September 30,1997).

        23.1          Consent of Price Waterhouse LLP.

        23.2 The consent of Orrick, Herrington & Sutcliffe LLP is contained in their opinion filed as Exhibit 5 to this Registration Statement.

         24 Powers of Attorney of Directors and Officers of the Company.

         25           Form T-1 Statement of Eligibility and Qualification of
                      Continental Bank, National Association (incorporated by reference to Exhibit 26 to the Company's Registration
                      Statement or Form S-3, No. 33-39299.)